Exhibit 10.10

                              HOLLYWOOD MEDIA CORP.





April 2, 2003


Scott Gomez
12570 SW 151 Street, Unit #128
Miami, Fl 33186

Dear Scott:

We are pleased to extend to you an offer of employment with Hollywood Media Corp. as Vice President - Accounting and Finance reporting to the Chief Executive Officer. This offer is contingent upon successful completion of a background investigation. Enclosed please find a Background Check Release Authorization form. Please complete this form and fax it to the attention of Chris Muise at (561) 998-2974.

Assuming favorable results for the above, we would like you to commence employment on April 21, 2003 under the following terms:

A.       SALARY

         Your starting salary will be four thousand three hundred twenty-six dollars and ninety-two cents ($4,326.92) per bi-weekly pay period, (one hundred twelve thousand five hundred dollars ($112,500) annually). Following successful completion of twelve (12) months of full-time employment, your salary will be changed to four thousand eight hundred seven dollars and sixty-nine cents ($4,807.69) per bi-weekly pay period (one hundred twenty-five thousand dollars ($125,000) annually).

B.       STOCK OPTIONS

         On the date your employment commences, you will be granted options to purchase 20,000 shares (the "Options") of Hollywood Media Corp. Common Stock. The options will have an exercise price equal to the closing sale price of the Common Stock on the NASDAQ Market on the trading day immediately preceding the employment commencement date. The options will vest twenty-five percent (25%) per year over four (4) years (subject to your remaining an active employee of Hollywood Media Corp. at each vesting date) and will have a five (5) year term from the date of grant. The Options shall be granted under (and therefore subject to all terms and conditions of) Hollywood Media Corp.'s applicable stock option plan and any amendments thereto, and any successor plan thereto and all rules and regulations of the Securities and Exchange Commission and NASDAQ applicable to stock option plans.

C.       TERMINATION

         If, at any time during the first two years following your commencement of employment with the Company, your employment is terminated by the Company without cause, the Company agrees to pay to you severance equal to the lesser of (a) twelve (12) months' salary at the salary rate then in effect, or (b) the salary due you for the remaining balance of the two (2) year employment term. This payment to be made in a lump-sum payment within sixty (60) days of the date of the termination.

                                                         Initial:  /s/ SG
                                                                 ---------------

         2255 Glades Road o Suite 219A o Boca Raton, Florida 33431-7383
                    Telephone 561.998.8000 o Fax 561.998.2974

         The Company also reserves the right to terminate your employment and all Company obligations hereunder by written notice to you, for cause. For purposes of this agreement, "cause" shall be defined as personal dishonesty, willful misconduct, intentional or continual failure to perform stated and material duties after reasonable notice and opportunity to cure any failure or default, a known breach of fiduciary duties where such breach is made known to you and you are given a reasonable opportunity to remedy or cure the breach, or if you commit any acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude against the Company. In the event the Company terminates this agreement for cause, or in the event, you leave employment with the Company on your own initiative, the Company shall no longer be obligated to make any further salary payments to you beginning on such date and you shall not be entitled to any severance payment as described hereunder.


A.       GOVERNING  LAW; VENUE; WAIVER OF JURY TRIAL

         This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or cause of action arising under this Agreement shall be exclusively in the courts located in Palm Beach County, Florida. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING BETWEEN THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS SUCCESSORS AND ASSIGNS.

You will find information enclosed with this letter briefly explaining the Company's variety of benefits. More comprehensive information regarding these benefits is contained in the Employee Handbook that will be issued to you on your first day of employment.

On your first day of employment please arrive at 9:00 a.m. for your "New Hire Orientation." You may park in any space that is not marked Reserved or Visitor.

In compliance with the Immigration Reform and Control Act of 1986, the Company requires proof of identity and eligibility to work in the US within three (3) days of hire. We have included a list of these approved documents with this letter for your reference. Please bring with you either one (1) item from Column A OR one (1) item from Column B AND one item from Column C.

Scott, on behalf of the management of Hollywood Media Corp., we look forward to having you on board as an integral part of our organization.

Regards,


/s/ Lisa A. Beadle

Lisa A. Beadle, PHR
Director of Human Resources

Enclosures
cc:  HRD Files

                                                         Initial:  /s/ SG
                                                                 ---------------

BENEFITS SUMMARY
----------------

This summary briefly highlights each of these benefits plans. Nothing in this summary, however, should be read to create any contractual obligations beyond the rights and protections afforded in the formal legal documents that govern these plans. The Company reserves the right to modify or terminate any and all of its benefits plans, policies, and arrangements at any time at its sole discretion.

Medical, Dental, and Disability Benefits
----------------------------------------

You will be eligible to participate in the Company's benefit plans on the first of the month following thirty (30) days of continuous employment.

401(k) Retirement Savings Plan
------------------------------

You will be eligible to participate in the Company's 401(k) Retirement Savings Plan on the first of the month following one (1) year of continuous employment. Information regarding this plan will be made available to you prior to eligibility.

Direct Deposit
--------------

If you would like to participate in this benefit, please bring a voided check for direct deposit into a checking account. For direct deposit into a savings account please provide an account confirmation slip from your bank. You may choose to have your money deposited in up to three separate accounts.

Paid Vacation
-------------

After one (1) year of employment, you receive ten (10) days of paid vacation time per year. After five (5) years of employment, you receive fifteen (15) days of paid vacation time per year. Complete information regarding the vacation plan can be found in the Employee Handbook that will be issued to you on your first day of employment.

Paid Sick Days
--------------

After completing ninety (90) days of employment, you receive five (5) days of paid sick time per year.

Paid Personal Days
------------------

After completing ninety (90) days of employment, you receive three (3) days of paid personal time per year.

                                                         Initial:  /s/ SG
                                                                 ---------------